Exhibit 99.1

Bristol-Myers Squibb Announces Appointment of Charles Bancroft

as Acting Chief Financial Officer

(NEW YORK, December 14, 2009) — Bristol-Myers Squibb Company (NYSE:BMY) has appointed Charles Bancroft as acting chief financial officer effective January 1, 2010 and announced that Jean-Marc Huet, executive vice president and chief financial officer, will leave the company at the end of 2009.

“Jean-Marc has indicated to me his desire to return to Europe and we wish him every success,” said James M. Cornelius, chairman and chief executive officer of Bristol-Myers Squibb. “The Board of Directors and I are grateful to Jean-Marc for his strategic work in rapidly and successfully solidifying our balance sheet, his focus on increasing our cash position to nearly $10 billion through a series of important transactions, and his leadership of continuous improvement initiatives which have greatly accelerated our BioPharma transformation.”

Bancroft was most recently vice president, finance for Bristol-Myers Squibb’s global biopharmaceutical business. In his new role, Bancroft will continue to report to Lamberto Andreotti, president and chief operating officer.

Bancroft joined Bristol-Myers in 1984 and has since held positions of increasing responsibility within the finance organization, including international assignments, senior leadership positions in the global pharmaceutical business and also with ConvaTec. He received his B.S. in Accounting from Drexel University, his M.B.A. in Finance from Temple University and is a certified public accountant.

“Charlie has a wide range of technical and operational finance experiences, including strong financial stewardship, business partnering and leadership capabilities which will serve him well in his new role,” said Cornelius. “We have a strong finance team who will maintain our focus on delivering shareholder value.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company committed to discovering,

developing and delivering innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com.

Contacts:

Media: Brian Henry, 609-252-3337, brian.henry@bms.com

Investors: John Elicker, 609-252-4611, john.elicker@bms.com